UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

April 14, 2020

Ando Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37834	47-4933278
(State of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

Room 1107, 11/F, Lippo Sun Plaza, 28 Canton Road Tsim Sha Tsui, Kowloon, Hong Kong 00000
(Address of principal executive offices)

(852) 2351 9122

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On April 14, 2020 (the “Effective Date”), the existing Chief Financial Officer, Secretary and Treasurer resigned immediately. Accordingly, Ms. Lee Hiu Lan, serving as the Chief Financial Officer, Secretary and Treasurer, ceased to be the Company’s Chief Financial Officer, Secretary and Treasurer. On the Effective Date, Mr. Lam Chi Kwong Leo, our current Chief Executive Officer, president and director, has consented to act as the new Chief Financial Officer, Treasurer and Secretary of the Company.

Mr. Lam Chi Kwong Leo, age 43, graduated from the University of Ottawa, Canada with a bachelor of science degree in 2000.

Since 2013, Mr. Lam was the Chief Executive Officer and one of the founders of Red Stone Global Investment, which provides a comprehensive range of financial services in risk management, fund-trading, offshore account, trust, asset refinancing and management. He was responsible for establishing the company structure, compliance monitoring system, and administrative system of the company. From 2014 to 2015, Mr. Lam served as the Head of Fund Distributor of Asia One Financial Group, which provides comprehensive financial planning services and portfolio management services to institutional and individual clients in Asia. He was responsible for the marketing of the fund distribution in Asia and had raised more than 25 million USD within 1 year. Since June 2017, Mr. Lam was appointed as the President, Chairman, Chief Executive Officer and Director of the Company.

With sufficient experience in planning and management work, Mr. Lam has been appointed to replace Ms. Lee, as a Chief Financial Officer, Secretary and Treasurer of the Company in April 2020.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibits

99.1	Waiver and consent to actions in lieu of a special meeting of the directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 14, 2020

Ando Holdings Ltd

By:	/s/ Lam Chi Kwong Leo
Name:	Lam Chi Kwong Leo
Title:	Chief Executive Officer, President, Chairman and Director